                                                                   EXHIBIT 10.21

PERSONAL AND CONFIDENTIAL
VIA OVERNIGHT MAIL

                                December 1, 2003

Mr. Dominic A. Romeo
10831 East Fanfol
Scottsdale, AZ 85259

Dear Dom:

      We are pleased to confirm our offer to you for the position of Vice President - Chief Financial Officer for IDEX Corporation. The position is situated at the Executive Office in Northbrook, Illinois. In this position, you will report directly to Dennis Williams, IDEX Chief Executive Officer, Chairman, and President.

      This letter supercedes the prior letter dated November 26, 2003 and encompasses all parts of our final employment offer to you. The following terms apply:

     - Your annual base salary will be $315,000, payable on a biweekly basis at the rate of $12,115.38 per pay period. You will be eligible for a review of your salary with consideration for an increase on January 1, 2005. While we hope that you have a long and mutually beneficial relationship with IDEX, your employment will not be for any fixed term or definite period and may be terminated at any time.

     - You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides an annual incentive earnings opportunity based on company and personal performance. You will be placed in Salary Range 26, which means your target level of extra compensation will be 65% of your annual base pay in effect at the beginning of the plan year. The actual payout under the plan could be more or less than the target level and will depend on the performance of IDEX and your individual performance. Enclosed is a copy of the IDEX MICP plan document.

LETTER TO MR. DOMINIC A. ROMEO
December 1, 2003
Page Two

     - You will be eligible for the full range of ChoiceComp benefits for IDEX employees at the Executive Office, including the IDEX Corporation Retirement Plan (defined benefit pension), IDEX Corporation Supplemental Executive Retirement Plan (benefits in excess of the IRS limits), 401(k) IDEX Savings Plan, medical and dental coverage, short-term and long-term disability coverage, life insurance, and enhanced one million-dollar business travel accident coverage. A ChoiceComp folder describing our flexible benefit plan is enclosed. You will be eligible for medical coverage on the first of the month following your employment date.

     - As an IDEX officer, you are eligible to use a company-provided car under the IDEX Car Policy. Currently, you would be eligible for a BMW 325i, Lexus 300, Buick Park Avenue, Chrysler 300 LX, or other similar-valued cars. You will be subject to taxable income for the personal use of this car under current IRS regulations. Doug Lennox, Treasurer, will assist you to place the order through Wheels, Inc., which supplies our company cars.

     - Subject to approval of our Board of Directors, we expect to award you an annual grant of stock options under the IDEX Corporation Stock Option Plan. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company. Stock options are normally awarded to Officers at the Annual Shareholders' Meeting in March.

         The initial price at which the options are granted will be the fair market value on the day prior to the meeting at which the shares are approved (or the day before the date of issue, if they are issued at a later date). If and when the options are granted, we will notify you, provide you with a Stock Option Agreement, and ask that you sign the agreement and complete a beneficiary designation form.

     - An initial, special stock option grant of 50,000 shares will be awarded to you immediately following your starting employment with IDEX. The initial price at which the options are granted will be the fair market value on the day immediately prior to the

LETTER TO MR. DOMINIC A. ROMEO
December 1, 2003
Page Three

         effective date of the grant. Vesting will occur in five annual installments of twenty percent (20%) each, commencing on the first anniversary of the grant date. Accelerated vesting would occur in the event of change in control.

     - As a special sign-on incentive, you will be awarded 20,000 shares of restricted stock with a five-year cliff-vesting requirement. Accelerated vesting would occur in the event of a change in control or termination of employment by the Company without cause. We will also provide a Restricted Stock Agreement for you to sign upon employment.

     - As a replacement for your forfeited 2003 Honeywell annual bonus, we have agreed to pay you an amount equal to what you would have received had you remained employed at Honeywell through the payout date. You have indicated that this amount is approximated at $150,000. We will provide this payment as soon as practical following your employment date and the determination that the Honeywell bonus has actually been forfeited.

     - Effective January 1, 2004, you will be eligible to participate in the IDEX Deferred Compensation Plan for Officers, which provides an alternative to defer income and subsequent earnings on that income until after retirement.

     - You will be eligible for three (3) weeks of vacation during the vacation year from June 1 through May 31, and in each succeeding vacation year. In addition, we will accommodate vacation time you may require between now and May 31, 2004. Additionally, the IDEX Holiday schedule typically contains 14 paid holidays, including a shutdown period during the December holiday season.

     - You will be eligible for the complete provisions of the IDEX moving policy, as it applies to current employees, including the third-party purchase of your home in Scottsdale, reimbursement of fees involved in the sale of your Scottsdale home and the purchase of a Chicago-area home, and payment of moving expenses. A copy of the moving policy is attached.

LETTER TO MR. DOMINIC A. ROMEO
December 1, 2003
Page Four

         We are in agreement that you may delay the physical relocation of your home and family until mid-2004 to accommodate the completion of your children's current school year. To further support you through this transition, the Company will extend the temporary housing provisions of the moving policy and reimburse you for twice monthly return trips to your Scottsdale home through June 2004.

     - As discussed with you, we expect that IDEX will continue to grow and prosper as an independent publicly-owned company. However, in the event of a "Change in Control," as defined in the 2001 Stock Option Plan for Officers of IDEX Corporation, that results in your termination from service within 24 months of the Change in Control, the Company would be obligated to pay your salary at the rate then in effect and your then current target MICP bonus for a minimum of 24 months following the date of termination. This payment would not be applicable in the event of your resignation.

     - In other than a Change in Control event, should your employment with IDEX Corporation be terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), you shall be entitled to 18 months salary continuation at your then current base salary. This benefit would not be applicable in the event of your resignation.

     This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse-screening test. The test may be scheduled at a qualified laboratory. The results should be communicated to me.

     At IDEX we have a strong standard of conduct and ethics policy, a copy of which is enclosed. Immediately upon accepting employment, we ask that you sign a statement indicating that you have read the policy and will abide by it.

     The company does require that all salaried employees agree to and sign a Confidentiality and Invention Agreement. A copy is enclosed.

     Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me by Tuesday, December 2, 2003.

LETTER TO MR. DOMINIC A. ROMEO
December 1, 2003
Page Five

         Dom, we have discussed some of the critical challenges and opportunities that our team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX, and that this position can be a positive professional step for you.

                                            Sincerely,

                                            Kimberly Bors

     __________________________________        ________________
         Acceptance of Employment Offer              Date
               Dominic A. Romeo

KKB/jlk

c: D. K. Williams

Enclosures:

-        MICP Plan Document

-        2004 ChoiceComp Benefits Booklet

-        IDEX Defined Benefit Retirement Plan Summary

-        IDEX 401(k) Plan Summary

-        2004 Holiday Schedule

-        Moving Policy for Current Employees

-        Ethics policy

-        Ethics acknowledgement form

-        Confidentiality Agreement